Exhibit 99.1

W. P. Carey Announces First Quarter 2025 Financial Results

New York, NY – April 29, 2025 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2025.

Financial Highlights

2025 First Quarter
Net income attributable to W. P. Carey (millions)	$125.8
Diluted earnings per share	$0.57

AFFO (millions)	$257.8
AFFO per diluted share	$1.17

•Reaffirming 2025 AFFO guidance of between $4.82 and $4.92 per diluted share, based on anticipated full year investment volume of between $1.0 billion and $1.5 billion
•First quarter cash dividend of $0.890 per share, equivalent to an annualized dividend rate of $3.56 per share

Real Estate Portfolio
•Investment volume of $448.6 million completed year to date, including $275.1 million during the first quarter and $173.5 million subsequent to quarter end
•Active capital investments and commitments of $117.1 million scheduled to be completed in 2025
•Gross disposition proceeds of $129.8 million during the first quarter
•Contractual same-store rent growth of 2.4%

Balance Sheet and Capitalization
•Repaid $450 million of 4.0% Senior Unsecured Notes due February 2025
•Refinanced existing €500 million term loan, extending its maturity three years to 2029, and executed an interest rate swap fixing the interest rate at 2.80% per annum

MANAGEMENT COMMENTARY

“We’ve had a strong start to the year, closing approximately $450 million of investments to date, with an additional $120 million of projects scheduled to complete this year and several hundred million dollars of deals in our pipeline at advanced stages,” said Jason Fox, Chief Executive Officer. “Notwithstanding the current uncertainty in the markets, we believe we’re well positioned to continue executing on our business plan given the typical resiliency of our portfolio during times of economic disruption, the strength of our balance sheet and, importantly, our ability to fund external growth through the top end of our investment guidance range, without having to issue capital this year.

“We’re reaffirming both our AFFO and investment volume guidance ranges and believe there’s potential to raise as we continue to gain better visibility into transaction activity, tariffs and how the overall economic environment progresses throughout the year.”

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 1

QUARTERLY FINANCIAL RESULTS

Revenues

•Revenues, including reimbursable costs, for the 2025 first quarter totaled $409.9 million, up 5.2% from $389.8 million for the 2024 first quarter.

◦Lease revenues increased primarily due to net investment activity and the impact of certain lease restructurings.

◦Income from finance leases and loans receivable decreased primarily as a result of the disposition of the U-Haul portfolio during the 2024 first quarter.

◦Operating property revenues decreased primarily as a result of the sale of one hotel operating property during the 2024 second quarter and the conversion of certain self-storage operating properties to net leases during the 2024 third quarter.

Net Income Attributable to W. P. Carey

•Net income attributable to W. P. Carey for the 2025 first quarter was $125.8 million, down 21.0% from $159.2 million for the 2024 first quarter, due primarily to higher losses from remeasurement of foreign debt and a higher non-cash allowance for credit loss on finance leases and loans receivable, partly offset by higher gain on sale of real estate.

Adjusted Funds from Operations (AFFO)

•AFFO for the 2025 first quarter was $1.17 per diluted share, up 2.6% from $1.14 per diluted share for the 2024 first quarter, primarily reflecting the impact of net investment activity, rent escalations and leasing activity, partly offset by lower interest income on cash deposits.

Note: Further information concerning AFFO, which is a non-GAAP supplemental performance metric, is presented in the accompanying tables and related notes.

Dividend

•On March 13, 2025, the Company reported that its Board of Directors increased its quarterly cash dividend to $0.890 per share, equivalent to an annualized dividend rate of $3.56 per share, representing a 2.9% increase compared to the 2024 first quarter. The dividend was paid on April 15, 2025 to shareholders of record as of March 31, 2025.

AFFO GUIDANCE

•For the 2025 full year, the Company reaffirms its expectation that it will report AFFO of between $4.82 and $4.92 per diluted share, based on the following key assumptions, which are unchanged:

(i)    investment volume of between $1.0 billion and $1.5 billion;

(ii)    disposition volume of between $500 million and $1.0 billion;

(iii) total general and administrative expenses of between $100 million and $103 million;

(iv) property expenses, excluding reimbursable tenant costs of between $49 million and $53 million; and

(v) tax expense (on an AFFO basis) of between $39 million and $43 million.

Note: The Company does not provide guidance on net income. The Company only provides guidance on AFFO and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 2

REAL ESTATE

Investments

•Year to date, the Company completed investments totaling $448.6 million, including $275.1 million during the 2025 first quarter and $173.5 million subsequent to quarter end.

•During the 2025 first quarter, the Company committed to fund new capital investments and commitments totaling $50.8 million, which are scheduled to be completed in 2025 and 2026.

•The Company currently has eight capital investments and commitments totaling $117.1 million scheduled to be completed during 2025.

Dispositions

•During the 2025 first quarter, the Company disposed of nine properties for gross proceeds totaling $129.8 million.

Contractual Same-Store Rent Growth

•As of March 31, 2025, contractual same store rent growth was 2.4% year over year, on a constant currency basis.

Composition

•As of March 31, 2025, the Company’s net lease portfolio consisted of 1,614 properties, comprising 177 million square feet leased to 366 tenants, with a weighted-average lease term of 12.3 years and an occupancy rate of 98.3%. In addition, the Company owned 78 self-storage operating properties, four hotel operating properties and two student housing operating properties, totaling approximately 6.4 million square feet.

BALANCE SHEET AND CAPITALIZATION

Liquidity

•As of March 31, 2025, the Company had total liquidity of $2.0 billion, including approximately $1.8 billion of available capacity under its Senior Unsecured Credit Facility (net of amounts reserved for standby letters of credit) and $187.8 million of cash and cash equivalents.

Unsecured Term Loan

•As previously announced, on March 31, 2025, the Company refinanced its existing €500 million term loan and extended its maturity by three years to 2029. The term loan includes an option to extend up to an additional year at the Company’s discretion, subject to the satisfaction of certain customary conditions.

•In conjunction with the term loan, the Company executed a €500 million variable-to-fixed interest rate swap fixing one-month EURIBOR at 2.00% and resulting in an all-in annual rate of 2.80%.

Senior Unsecured Notes

•As previously announced, on February 3, 2025, the Company repaid $450 million of 4.0% Senior Unsecured Notes at maturity.

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W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 3

Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2025 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on April 29, 2025, and made available on the Company’s website at ir.wpcarey.com/investor-relations.

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Live Conference Call and Audio Webcast Scheduled for Wednesday, April 30, 2025 at 11:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Wednesday, April 30, 2025 at 11:00 a.m. Eastern Time
Call-in Number: 1 (877) 465-1289 (U.S.) or +1 (201) 689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,614 net lease properties covering approximately 177 million square feet and a portfolio of 78 self-storage operating properties as of March 31, 2025. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

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W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 4

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “goals,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding deal volume, sources of capital and expectations for future growth. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation and tariffs on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com

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W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 5

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Investments in real estate:
Land, buildings and improvements — net lease and other	$13,114,194	$12,842,869
Land, buildings and improvements — operating properties	1,202,920	1,198,676
Net investments in finance leases and loans receivable	866,949	798,259
In-place lease intangible assets and other	2,338,805	2,297,572
Above-market rent intangible assets	671,887	665,495
Investments in real estate	18,194,755	17,802,871
Accumulated depreciation and amortization (a)	(3,367,408)	(3,222,396)
Assets held for sale, net	12,139	—
Net investments in real estate	14,839,486	14,580,475
Equity method investments	304,838	301,115
Cash and cash equivalents	187,809	640,373
Other assets, net	1,000,675	1,045,218
Goodwill	974,497	967,843
Total assets	$17,307,305	$17,535,024

Liabilities and Equity
Debt:
Senior unsecured notes, net	$6,211,918	$6,505,907
Unsecured term loans, net	1,113,910	1,075,826
Unsecured revolving credit facility	205,129	55,448
Non-recourse mortgages, net	335,345	401,821
Debt, net	7,866,302	8,039,002
Accounts payable, accrued expenses and other liabilities	605,618	596,994
Below-market rent and other intangible liabilities, net	114,414	119,831
Deferred income taxes	154,888	147,461
Dividends payable	199,160	197,612
Total liabilities	8,940,382	9,100,900

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 218,975,748 and 218,848,844 shares, respectively, issued and outstanding	219	219
Additional paid-in capital	11,792,420	11,805,179
Distributions in excess of accumulated earnings	(3,276,497)	(3,203,974)
Deferred compensation obligation	96,952	78,503
Accumulated other comprehensive loss	(250,731)	(250,232)
Total stockholders’ equity	8,362,363	8,429,695
Noncontrolling interests	4,560	4,429
Total equity	8,366,923	8,434,124
Total liabilities and equity	$17,307,305	$17,535,024
________
(a)Includes $1.9 billion and $1.8 billion of accumulated depreciation on buildings and improvements as of March 31, 2025 and December 31, 2024, respectively, and $1.5 billion and $1.4 billion of accumulated amortization on lease intangibles as of March 31, 2025 and December 31, 2024, respectively.

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 6

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenues
Real Estate:
Lease revenues	$353,768	$351,394	$322,251
Income from finance leases and loans receivable	17,458	16,796	25,793
Operating property revenues	33,094	34,132	36,643
Other lease-related income	3,121	1,329	2,155
	407,441	403,651	386,842
Investment Management:
Asset management revenue	1,350	1,461	1,893
Other advisory income and reimbursements	1,067	1,053	1,063
	2,417	2,514	2,956
	409,858	406,165	389,798
Operating Expenses
Depreciation and amortization	129,607	115,770	118,768
General and administrative	26,967	24,254	27,868
Reimbursable tenant costs	17,092	15,661	12,973
Operating property expenses	16,544	16,586	17,950
Property expenses, excluding reimbursable tenant costs	11,706	12,580	12,173
Stock-based compensation expense	9,148	9,667	8,856
Impairment charges — real estate	6,854	27,843	—
Merger and other expenses	556	(484)	4,452
	218,474	221,877	203,040
Other Income and Expenses
Interest expense	(68,804)	(70,883)	(68,651)
Gain on sale of real estate, net	43,777	4,480	15,445
Other gains and (losses) (a)	(42,197)	(77,224)	13,839
Non-operating income (b)	7,910	13,847	15,505
Earnings from equity method investments	5,378	302	4,864
	(53,936)	(129,478)	(18,998)
Income before income taxes	137,448	54,810	167,760
Provision for income taxes	(11,632)	(7,772)	(8,674)
Net Income	125,816	47,038	159,086
Net loss (income) attributable to noncontrolling interests	8	(15)	137
Net Income Attributable to W. P. Carey	$125,824	$47,023	$159,223

Basic Earnings Per Share	$0.57	$0.21	$0.72
Diluted Earnings Per Share	$0.57	$0.21	$0.72
Weighted-Average Shares Outstanding
Basic	220,401,156	220,223,239	220,031,597
Diluted	220,720,310	220,577,900	220,129,870

Dividends Declared Per Share	$0.890	$0.880	$0.865
__________
(a)Amount for the three months ended March 31, 2025 is primarily comprised of net losses on foreign currency exchange rate movements of $27.9 million and a non-cash allowance for credit losses of $12.3 million.
(b)Amount for the three months ended March 31, 2025 is comprised of a dividend of $2.8 million from our investment in shares of Lineage, interest income on deposits of $2.6 million and realized gains on foreign currency exchange derivatives of $2.6 million.

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income attributable to W. P. Carey	$125,824	$47,023	$159,223
Adjustments:
Depreciation and amortization of real property	128,937	115,107	118,113
Gain on sale of real estate, net	(43,777)	(4,480)	(15,445)
Impairment charges — real estate	6,854	27,843	—
Proportionate share of adjustments to earnings from equity method investments (a)	1,643	2,879	2,949
Proportionate share of adjustments for noncontrolling interests (b)	(78)	(79)	(103)
Total adjustments	93,579	141,270	105,514
FFO (as defined by NAREIT) Attributable to W. P. Carey (c)	219,403	188,293	264,737
Adjustments:
Other (gains) and losses (d)	42,197	77,224	(13,839)
Straight-line and other leasing and financing adjustments	(19,033)	(24,849)	(19,553)
Stock-based compensation	9,148	9,667	8,856
Amortization of deferred financing costs	4,782	4,851	4,588
Above- and below-market rent intangible lease amortization, net	1,123	10,047	4,068
Tax (benefit) expense – deferred and other	(782)	96	(1,373)
Other amortization and non-cash items	560	557	579
Merger and other expenses	556	(484)	4,452
Proportionate share of adjustments to earnings from equity method investments (a)	(86)	2,266	(519)
Proportionate share of adjustments for noncontrolling interests (b)	(48)	(62)	(104)
Total adjustments	38,417	79,313	(12,845)
AFFO Attributable to W. P. Carey (c)	$257,820	$267,606	$251,892

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (c)	$219,403	$188,293	$264,737
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (c)	$0.99	$0.85	$1.20
AFFO attributable to W. P. Carey (c)	$257,820	$267,606	$251,892
AFFO attributable to W. P. Carey per diluted share (c)	$1.17	$1.21	$1.14
Diluted weighted-average shares outstanding	220,720,310	220,577,900	220,129,870

__________
(a)Equity income, including amounts that are not typically recognized for FFO and AFFO, is recognized within Earnings from equity method investments on the consolidated statements of income. This represents adjustments to equity income to reflect FFO and AFFO on a pro rata basis.
(b)Adjustments disclosed elsewhere in this reconciliation are on a consolidated basis. This adjustment reflects our FFO or AFFO on a pro rata basis.
(c)FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.
(d)Amount for the three months ended March 31, 2025 is primarily comprised of net losses on foreign currency exchange rate movements of $27.9 million and a non-cash allowance for credit losses of $12.3 million.

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 8

Non-GAAP Financial Disclosure

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from the sale of certain real estate, impairment charges on real estate or other assets incidental to the company’s main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO on the same basis.

We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and finance leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt, gains or losses on the mark-to-market fair value of equity securities, merger and acquisition expenses, and spin-off expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency exchange rate losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2025 Earnings Release 8-K – 9